Exhibit 2

Occidental @WeAreOxy Read Occidental's letter to #shareholders here: voteforoccidental.com 17 consecutive years of dividend increases with a commitment to maintaining and increasing the dividend over time 9:57 AM - Jul 22, 2019 - Twitter Web App